Exhibit 99.2

      Transcript of Portion of November 25, 2003 Conference Call Discussing
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                       Certain Non-GAAP Financial Measures
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Peter J. DiCorti (CFO):

Second quarter net income was $61,000, or zero cents per basic and diluted share, compared to a net loss of ($85,000) in the second quarter of the prior year.

Non-GAAP net income, which excludes the effect of special charges or recoveries, was $114,000. This compares to a Non-GAAP net loss of ($111,000) in the second quarter of last year.


On a year to date basis, the net loss for the first six months of was ($83,000) or zero cents loss per share, compared to a net loss of ($370,000) or ($0.02) loss per share for the first six months of last year.

On a Non-GAAP basis, we had net income of $394,000 for the first six months, versus a Non-GAAP net loss of ($482,000) for the first six months in fiscal 2003.


For the second quarter, end user revenue was 35 percent of total revenue, down from 55 percent in Q2 of the prior year. Indirect revenue, which consists of Unify's ISV, solutions integrator and distributor channels, accounted for 65 percent of total revenue in Q2, compared to 45 percent for the second quarter of last year.


End user revenue year-to-date was 23 percent, down from 46 percent last year, while indirect revenue was 77 percent compared to 54 percent last fiscal year.